UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2020
________________________
Bally's Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street
Providence	RI	02903
(Address of Principal Executive Offices and Zip Code)
________________________
(401) 475-8474
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01    Entry into a Material Definitive Agreement.

Strategic Transaction

On November 18, 2020, Bally’s Corporation (the “Company”) and Sinclair Broadcast Group, Inc. (“Sinclair”) entered into a Framework Agreement (the “Framework Agreement,” and completed the transactions contemplated thereby, the “Transactions”), which provide for a long-term strategic relationship between the Company and Sinclair combining Bally’s integrated, proprietary sports betting technology with Sinclair’s portfolio of local broadcast stations and live regional sports networks and its Tennis Channel, Stadium sports network and STIRR streaming service.

Under the terms of the Transactions, over the ten-year term of the relationship the Company will be required to pay annual naming rights fees to the regional sports networks and has committed to spend a percentage of its annual interactive marketing spend on those networks. In addition, the Company has issued to Sinclair (i) an immediately exercisable warrant to purchase up to 4,915,726 shares of the Company at an exercise price of $0.01 per share, (ii) a warrant to purchase up to a maximum of 3,279,337 additional shares of the Company at a price of $0.01 per share subject to the achievement of various performance metrics, and (iii) an option to purchase up to 1,639,669 additional shares in four tranches with purchase prices ranging from $30.00 to $45.00 per share, exercisable over a seven-year period beginning on the fourth anniversary of the November 18, 2020 closing. The exercise and purchase prices and the number of shares issuable upon exercise of the warrants and options are subject to customary anti-dilution adjustments. The issuance pursuant to the warrants and options of shares in excess of 19.9% of the Company’s currently outstanding shares is subject to the approval of the Company’s stockholders in accordance with the rules of the New York Stock Exchange (“NYSE”), and to the extent stockholder approval is not obtained, the Company would pay cash to Sinclair in lieu of Sinclair being permitted to purchase, pursuant to the exercise of warrants or options, greater than 19.9% of the Company’s outstanding common shares. The Company has entered into a Voting and Support Agreement pursuant to which Standard RI Ltd., the holder of approximately 37.6% of the Company’s outstanding shares, and each of the executive officers and directors of the Company have agreed to vote the shares beneficially owned by them in favor of the share issuance at a meeting of the Company’s stockholders.

Sinclair may not hold more than 4.9% of the Company’s outstanding common shares at any time without obtaining necessary gaming approvals. Sinclair may not transfer any shares of common stock prior November 18, 2021 and, for a year thereafter, may not transfer during any quarter shares representing more than 1% of the Company’s outstanding common stock, other than in an underwritten offering.

Agreements Providing for Bet.Works Acquisition

On November 18, 2020, the Company and Bet.works Corp. (“Bet.Works”) entered into a definitive agreement pursuant to which the Company will acquire Bet.Works (the “Bet.Works Acquisition”). At closing, the Company will pay the shareholders of Bet.Works $62.5 million in cash and 2,528,194 Company common shares, subject in each case to customary adjustments. The shareholders of Bet.Works will not transfer any shares of Company common stock received in the Bet.Works Acquisition prior to the one-year anniversary of the closing and, for the next year thereafter, may transfer only up to 1% of the Company’s common stock per quarter.

To the extent required by NYSE listing requirements, the Company will submit the issuance of Company common stock in connection with the Bet.Works Acquisition to a stockholder vote at the same time as the Sinclair Transactions are submitted. To the extent stockholder approval is required, Standard RI Ltd. and each of the executive officers and directors of the Company have agreed to vote their beneficially-owned shares in favor of the Bet.Works Acquisition at the stockholder meeting to approve the share issuance.

Consummation of the Bet.Works Acquisition is subject to customary conditions, including receipt of required regulatory approvals. If the Bet.Works Acquisition is terminated in certain circumstances as a result of the failure of the Company to obtain regulatory approvals, then the Company may be obligated to pay a termination fee of $5.0 million.

The Company expects to close the Bet.Works Acquisition in the first quarter of 2021.

Item 3.02     Unregistered Sales of Equity Securities.

Please see the disclosure set forth under Item 1.01 which is incorporated by reference into this Item 3.02. The securities were issued in a private placement pursuant to Rule 4(a)(2).

Item 7.01     Regulation FD Disclosure.

On November 18, 2020, the Company issued press releases describing the Sinclair Transactions and the Bet.Works Acquisition. A copy of each press release is attached as Exhibit 99.1 and 99.2 hereto and incorporated by reference herein.

The information included in Item 7.01 of this Current Report on Form 8‑K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8‑K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liabilities of that section.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Joint Press Release of Bally’s Corporation and Sinclair Broadcast Group, Inc. issued November 18, 2020
99.2	Press Release of Bally's Corporation issued November 18, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY'S CORPORATION
By:	/s/ Stephen H. Capp
Name:	Stephen H. Capp
Title:	Executive Vice President and Chief Financial Officer

Date: November 19, 2020